                                                Filing Made Under Rule 424(b)(3)
                                            Registration Statement No. 333-83920

                                   NYFIX, INC.

                       Supplement Dated September 12, 2003
                                       to
                        Prospectus Dated August 16, 2002

            This Supplement  amends the information  contained in the prospectus dated August 16, 2002, relating to the sale of an aggregate of 484,250 shares of our common stock by certain selling shareholders, as described below.

            The  following   updates  the  table  under  the  section   "Selling
Shareholders"  found on pages 15 and 16 of the prospectus,  to account for sales and  transfers  of shares  listed in such  table  that we are aware of since the original date of the prospectus.  Such transactions are as follows:  (i) Tristar
Communications,  Inc.  transferred  all  of  its  109,000  shares  in a  private transaction to NB Holdings Corporation,  (ii) MSDW transferred its 33,750 shares in a  private  transaction  to  Strategic  Investments  I,  and  (ii)  LabMorgan
Corporation sold its 30,000 shares pursuant to the prospectus.

            The revised table, therefore, is as follows:

                                   Number of                         Number of           Percentage of
                                    Shares                            Shares             Outstanding
                                  Beneficially         Number of    Beneficially         Common Stock
                                   Owned Prior       Shares Being    Owned After            After
Name                             to Offering(1)(2)    Offered(6)    Offering(1)(3)        Offering(1)
-----                            ---------------     ------------   --------------       -------------

UBS (USA) Inc.                        315,000           33,750         281,250(4)               *

Societe Generale Investment
Corporation                           315,000           33,750         281,250(4)               *

DB U.S. Financial Markets
Holding Corporation                   127,500           33,750          93,750(4)               *

Wachovia Investors, Inc. (f/k/a
First Union Investors, Inc.)          116,375          109,000           7,375                  *

NB Holdings Corporation               109,000(5)       109,000               0(5)               0

Alliance Capital Management LP         38,074           33,750           4,324                  *

ABN Amro Securities, L.L.C.            33,750           33,750               0                  0

Lehman Brothers Inc.                   33,750           33,750               0                  0

Strategic Investments I                33,750           33,750               0                  0

------------------
 *   less than 1%

(1)         Unless otherwise indicated, we believe that all persons named in the above table have sole voting and  investment  power with  respect to all shares of voting stock  beneficially  owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options,  warrants or  convertible  securities.  Each  beneficial owner's percentage ownership is determined by assuming that options, warrants  and  convertible  securities  held by such person (but not those  held by any  other  person)  and  which  are  exercisable  or convertible  within  60 days  have  been  exercised  and  converted.
            Assumes a base of 31,274,738 shares of common stock outstanding.

(2)         The  number  of  shares  listed  as  beneficially  owned is based on information  provided to us by the selling  shareholders and we have no  reason  to  believe  that  such  information  is  incomplete  or inaccurate.

(3)         Beneficial ownership of shares held by the selling shareholder after this offering assumes that each selling  shareholder sold all of the shares it is offering in this prospectus but actually will depend on the number of securities sold.

(4)         These shares have  previously been registered for resale pursuant to
            Registration Statement No. 333-93943, filed on December 30, 1999.

(5)         Does not include shares held by its parent  entity,  Bank of America
            Corporation,  or  Bank  of  America's  affiliates,  in  a  fiduciary capacity.

(6)         Some of these shares may have been previously sold.